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                                                                      EXHIBIT 99

                        AMERICAN MEDICAL RESPONSE, INC.
                            2821 South Parker Road
                                  10th Floor
                               Aurora, CO  80014

  American Medical Response Signs Merger Agreement With STAT Healthcare, Inc.

   Proposed Merger Expands Scope of Services to Include Emergency Physician
                        Services and Disease Management

     AURORA, Colo., Oct 8 /PRNewswire/ -- American Medical Response, Inc. (NYSE:
EMT) and STAT Healthcare, Inc. (Nasdaq: STHC) announced today that they have entered into a definitive merger agreement. Consummation of the merger is subject to the approval of the stockholders of STAT and other customary conditions. STAT stockholders representing approximately 60% of outstanding shares have agreed to vote in favor of the merger, which is expected to close by year end.

     STAT, which is based in Houston, Texas, provides emergency physician and disease management services. STAT provides contract management services to affiliated physician groups that currently staff the emergency departments of 24 hospitals, primarily in southeast Texas. STAT contracts with over 200 physicians and provides emergency services to more than 300,000 patients annually. STAT's disease management program includes kidney dialysis, hyperbaric oxygen therapy and home health services, primarily for diabetic patients. Combined, STAT's serv ices are expected to generate approximately $35 million in revenue in 1996, an increase of 51% over 1995.

     In the merger, each share of STAT common stock will be converted into 0.25 shares of common stock of American Medical Response. Based upon the agreed-upon exchange ratio, American Medical Response will issue approximately 4 million shares, for a transaction value of about $145 million. Outstanding warrants and options to acquire STAT common stock will become exercisable for shares of American Medical Response common stock in accordance with the exchange ratio for the merger. The proposed merger is intended to be a tax-free reorganization accounted for as a pooling-of-interests.

     "The acquisition of STAT adds a range of complimentary health care services to our core business as the nation's leading ambulance service provider," said Paul T. Shirley, Chief Executive Officer of American Medical Response. "This is consistent with our strategy, which began with our development of American Medical Pathways, of transforming from an emergency and non-emergency transportation company to a health care company providing a broader spectrum of services. STAT's experienced management team will help us create a broader continuum of emergency and urgent care
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services and enter the disease management business. The proposed merger will allow us to grow in a significantly larger segment of the health care market. The estimated markets for STAT's services are over $35 billion annually.

     Russell D. Schneider, Chief Executive Officer of STAT Healthcare, Inc., said "We share American Medical Response's vision of creating regional networks of high quality, cost effective emergency and urgent care services. In addition, our fast growing disease management services will complement the growth of American Medical Response's ambulance business. We believe that becoming part of a larger company that has a track record of successful acquisitions and access to capital will support the continuation of STAT's historical growth rate."

     Goldman, Sachs & Co. provided an opinion to the Board of Directors of American Medical Response as to the fairness of the exchange ratio of the merger to the company. Pacific Growth Equities provided investment banking counsel and a fairness opinion to STAT Healthcare.

     American Medical Response is the nation's leading provider of emergency and non-emergency ambulance services, with operations in 28 states and over 11,000 employees. Its growth strategy is to continue to acquire ambulance providers and complimentary health care providers; improve the quality and efficiency of existing operations; and develop new services that capitalize on its call management and medical transport expertise.

     Note: This press release contains forward looking statements. Actual results may vary. For more information regarding the assumptions upon which these statements are made, and important factors that could cause actual results to differ materially, refer to Exhibit 99 filed with American Medical Response's 1995 10-K and to the risk factors in STAT's registration statement on Form S-1.

SOURCE:  American Medical Response, Inc.
-0-                             10/08/96

/CONTACT: Anna Marie Dunlap, V.P., Investor Relations of American Medical Response, 303-614-8570; or Max Ramras, Jim Estrada, or Joe Diaz of RCG Capital Markets Group, Inc. 602-998-7555, for STAT Healthcare/
(EMT STHC)